Exhibit 5.1

GIBSON DUNN	Gibson, Dunn & Crutcher LLP

333 South Grand Avenue
Los Angeles, CA 90071-3197
Tel 213.229.7000
www.gibsondunn.com

January 1, 2012

WPX Energy, Inc.

One Williams Center

Tulsa, Oklahoma 74172-0172

Re:	WPX Energy, Inc.
Registration Statement on Form S-8
WPX Energy, Inc. 2011 Incentive Plan
WPX Energy, Inc. 2011 Employee Stock Purchase Plan

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of WPX Energy, Inc., a Delaware corporation (the “Company”), filed on December 8, 2011 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of: (i) up to 17,500,000 shares (the “Incentive Plan Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that will be issuable pursuant to the WPX Energy, Inc. 2011 Incentive Plan (the “Incentive Plan”) and (ii) up to 1,000,000 shares (the “ESPP Shares” and collectively with the Incentive Plan Shares, the “Shares”) of Common Stock that will be issuable pursuant to the WPX Energy, Inc. 2011 Employee Stock Purchase Plan (the “ESPP” and collectively with the Incentive Plan, the “Plans”). The Incentive Plan Shares will be issuable pursuant to the Incentive Plan to eligible employees and non-employee directors of the Company and pursuant to the Incentive Plan awards granted in accordance with that certain Employee Matters Agreement between the Company and The Williams Companies, Inc. to employees and non-employee directors of The Williams Companies, Inc. and its subsidiaries in substitution for awards under The Williams Companies, Inc. equity incentive plans immediately prior to the pro rata distribution of the Common Stock to complete the spin-off of the Company from The Williams Companies, Inc. The ESPP Shares will be issuable pursuant to the ESPP to eligible employees of the Company.

In addition to examining the Registration Statement, the Incentive Plan, the ESPP, the Company’s Restated Certificate of Incorporation and the Company’s Restated Bylaws , we have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us

Brussels • Century City • Dallas • Denver • Dubai • Hong Kong • London • Los Angeles • Munich • New York

Orange County • Palo Alto • Paris • Sãn Francisco • São Paulo • Singapore • Washington, D.C.

GIBSON DUNN

WPX Energy, Inc.

January 1, 2012

as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Incentive Plan or ESPP that would expand, modify or otherwise affect the terms of the Incentive Plan or the ESPP or the respective rights or obligations of the participants under each. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that when the Shares have been issued and sold in accordance with the terms set forth in the Plans for the consideration provided for therein, the Shares will be validly issued, fully paid and non-assessable.

The opinions contained herein relate solely to the Delaware General Corporation Law, and we express no opinion concerning the laws of any other jurisdiction. We express no opinion regarding the effectiveness of any waiver (whether or not stated as such) contained in the Plans of the rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity or any provision in the Plans relating to indemnification, exculpation or contribution. This opinion supersedes our opinion dated December 8, 2011.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson Dunn & Crutcher